Exhibit 99.1

NEWS

For Release January 12, 2006 at 5:30 a.m. PST:

WJ Communications Reports Nasdaq Notice

SAN JOSE, CALIFORNIA January 12, 2006 - WJ Communications, Inc. (NASDAQ-WJCI), announced today that it has received notification from the Nasdaq Listing Qualifications Department that, as a result of Jan Loeber’s December 31, 2005 resignation from the Board of Directors, it was no longer in compliance with Nasdaq’s audit committee requirements because it currently had only two independent directors serving on its audit committee. Nasdaq Marketplace Rule 4350(d)(2) requires the audit committee to be composed of at least three independent directors. The notification has no effect on the listing of the Company’s common stock at this time.

The notification stated that the Company has until the earlier of the next annual stockholders meeting or December 31st, 2006 to regain compliance and that the Company must submit to Nasdaq certain documentation evidencing compliance with the rules no later than such date. The Company is the process of identifying qualified audit committee candidates and expects to appoint a new independent director to the audit committee within the grace period provided by Nasdaq.

About WJ Communications

WJ Communications, Inc. is a leading provider of radio frequency (RF) solutions serving multiple markets targeting wireless communications, RF identification (RFID), broadband cable, and defense and homeland security. WJ addresses the RF challenges in these multiple markets with its highly reliable amplifiers, mixers, RF integrated circuits (RFICs), RFID reader modules, chipsets, and multi-chip (MCM) modules. For more information visit www.wj.com or call 408-577-6200.

- more -

401 River Oaks Parkway, San Jose, CA 95134     Phone:  800-WJ1-4401     Fax:  408-577-6621

All trademarks used, referenced, or implicitly contained herein are used in good faith and highlighted to give proper public recognition to their respective owners.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements including statements as to the Company’s expectation regarding the future appointment of a new independent director to serve on the audit committee. These forward-looking statements are not historical facts but rather are based on current expectations and our beliefs. Words such as “may,” “will,” “expects,” “intends,” “plans,” “believes,” “seeks,” “could” and “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements. The Company’s actual results may differ materially from those projected in these forward-looking statements as a result of a number of factors, including, but not limited to, the Company’s ability to identify and appoint a suitable new independent director and such other factors as described from time to time in the Company’s filings with the Securities & Exchange Commission. Readers of this release are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this press release.

# # #

WJ Communications:		Investor Relations Contacts:

Rainer Growitz	or	Chris Danne, Rakesh Mehta
Interim Chief Financial Officer		The Blueshirt Group for WJ Communications
408-577-6200		415-217-7722
www.wj.com		chris@blueshirtgroup.com
rakesh@blueshirtgroup.com